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8205 South Cass Avenue, Darien, Illinois 60561	Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Reports Year-End and
Fourth Quarter 2008 Financial Results

DARIEN, Illinois (February 4, 2009)  — Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the year and fourth quarter ended December 31, 2008.

Financial Results

Insure.com reported revenues of $3.5 million for the fourth quarter of 2008, a decrease of 22 percent from revenues of $4.5 million for the same quarter of 2007.  The net loss for the quarter was $655,000 or $0.10 per share, compared to a profit of $462,000, or $0.06 per share, for the fourth quarter of 2007.  For the full year of 2008, revenues totaled $15.7 million, down 13 percent from revenues of $18.0 million in 2007.  The net loss for 2008 was $999,000, or $0.14 per share, compared to a loss of $175,000, or $0.02 per share in 2007.

“Our fourth quarter and full year 2008 financial performance was impacted by our previous decision to stop selling life insurance leads, which reduced 2008 revenue by almost $1 million, in favor of retaining those leads for use by our in-house agent sales force.  In 2008 we also experienced increased new agent expenses, which are front-loaded and precede commission revenue, and an unexpected drop in paid policies during the fourth quarter,” said Robert Bland, chairman and CEO.  “In 2008 we were able to reduce policy acquisition costs as our agents became more efficient with lead follow-ups.  As new agents mature and become more productive, we expect them to generate commission revenue streams that will exceed the revenue that could have been generated from selling leads.  Submitted life insurance applications were 8,589 in the fourth quarter vs. 6,057 in the fourth quarter of 2007.”

Phil Perillo, chief financial officer, added, “Our 2008 revenues were also hurt by an increase in first-year lapses on policies where we have not yet received the full first-year annual commission, perhaps due to the national economic climate.  We record first-year commission revenues on the full annual premium when a life policy goes in force.  So if a customer stops paying and lapses during the first year, we will not realize all of the revenue we had anticipated. While we set up a reserve at the time revenue is recognized, our lapses exceeded the reserve, resulting in a $200,000 charge against revenue in the fourth quarter due to an increase in the reserve.  We cannot say with certainty at this time whether the lapse of first-year policies is a trend or a one-time event.”

Continued…

Insure.com has a strong balance sheet with no debt.  Cash and investments in marketable securities totaled $9.0 million at December 31, 2008, and our total 2008 cash flow from operations was a positive $93,000.

Stockholders’ equity amounted to $16.4 million at December 31, 2008, as compared to $19.2 million at December 31, 2007, with about $1.8 million of the decrease coming from the repurchase 510,000 shares of Company stock during the year.  The Company is currently authorized by its board to repurchase up to 487,000 additional shares in the open market or in negotiated transactions.

About Insure.com
Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers.  Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown.  Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source.  Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies.  We also generate advertising revenues from the sale of Web site traffic and leads to various third parties.  Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements
This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict.  Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue.  The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information.  More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	3,506	4,523	15,667	18,020

Expenses:
Selling and marketing	715	1,247	3,942	5,687
Operations	2,432	2,020	8,875	8,860
General and administrative	904	708	3,432	3,306
Depreciation and amortization	187	205	786	784
Impairment of land & building	—	—	—	—
Total expenses	4,238	4,180	17,035	18,637

Operating income (loss)	(732)	343	(1,368)	(617)

Investment income (net)	77	119	369	442

Net income (loss)	$(655)	$462	$(999)	$(175)

Net income (loss) per common share, basic and diluted	$(0.10)	$0.06	$(0.14)	$(0.02)

Diluted average common shares and equivalents outstanding:	6,777	7,355	7,012	7,294

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2008	2007

Cash and equivalents	$4,373	$2,072
Investments	4,608	8,941
Commissions receivable	2,902	3,263
Intangibles and goodwill	4,681	5,148
Other assets	1,755	1,515
Total assets	$18,319	$20,939

Total current liabilities	$1,957	$1,695
Total stockholders' equity	16,362	19,244
Total liabilities & stockholders' equity	$18,319	$20,939